UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
January 31, 2011

Geeknet, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-28369	77-0399299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11216 Waples Mill Road, Suite 100
Fairfax, VA 22030
(Address of principal executive offices, including zip code)

(877) 433-5638
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On January 31, 2011, the Board of Directors (the “Board”) of Geeknet, Inc. (the “Company”) appointed Matthew C. Blank to serve as a member of the Board, effective January 31, 2011.  Mr. Black was designated as a Class II director with a term expiring at the annual meeting following the close of the fiscal year ending December 31, 2010.  Mr. Blank will participate in the non-employee director compensation arrangements described in the Company’s Form 8-K report filed with the SEC on November 18, 2010.  Under the terms of those arrangements, he will receive as of January 31, 2011, a one-time grant of Restricted Stock Units of Geeknet Common Stock with a value of $40,000, determined by reference to the closing market price of Geeknet Common Stock on the date of grant.  These Restricted Stock Units will become fully vested on the day preceding the next Annual Shareholder meeting, subject to his continued services as a non-employee Director on such date.

Mr. Blank will also receive an annual retainer consisting of Restricted Stock Units of Geeknet Common Stock with value of $50,000, determined by reference to the closing market price of Geeknet Common Stock on the date of grant.  These Restricted Stock Units will be granted effective as of January 2, 2012 and will become fully vested on the day preceding the then next Annual Shareholder meeting, subject to his continued service as a non-employee Director on such date.

The Company will also enter into an indemnification agreement with Mr. Blank on the Company’s standard form.

Mr. Blank is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Blank has not been appointed to serve on any Board committee.

Item 9.01	Exhibits

Exhibit No.	Description

99.1	Press Release issued by Geeknet, Inc. dated February 1, 2011, titled “Geeknet Appoints Matthew C. Blank to its Board of Directors”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEEKNET, INC. a Delaware corporation

Date: February 1, 2011	By:	/s/ Kathryn McCarthy
Kathryn McCarthy
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by Geeknet, Inc. dated February 1, 2011, titled “Geeknet Appoints Matthew C. Blank to its Board of Directors”